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                                                                     EXHIBIT 5.1

                       Akerman, Senterfitt & Eidson, P.A.
                                Attorneys at Law
                          SunTrust International Center
                                   28th Floor
                              One S.E. Third Avenue
                            Miami, Florida 33131-1704
                                 (305) 374-5600
                             Telecopy (305) 374-5095

                                  June 8, 2000


NationsRent, Inc.
450 East Las Olas Boulevard, Suite 1400
Fort Lauderdale, FL  33301

Gentlemen:

         We have acted as counsel to NationsRent, Inc., a Delaware corporation (the "Company"), with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering the issuance of up to 3,000,000 shares of the Company's common stock, par value $0.01 per share (the "Shares") pursuant to the NationsRent, Inc. Second Amended and Restated 1998 Stock Option Plan (the "Plan").

         As counsel to the Company, we have examined the original or certified copies of such records of the Company, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinion, we have relied upon statements or certificates of officials and representatives of the Company and others.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is duly formed and validly existing as a corporation in good standing under the laws of the State of Delaware.

         2. When the Registration Statement becomes effective under the Securities Act of 1933, as amended, and when the Shares are issued against delivery of adequate consideration therefor in accordance with and pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable under the laws of the State of Delaware.

         We advise you that the foregoing opinion is limited to the securities laws of the United States of America and the corporate laws of the State of Delaware and that we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent,, we do not thereby admit that we are included within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                        Very truly yours,

                                        AKERMAN, SENTERFITT & EIDSON, P.A.

                                        /s/ Akerman, Senterfitt & Eidson, P.A.